INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT is made and entered into effective the 31 day of December, 2010, between Athena Silver Corporation, a Delaware corporation (“Athena” or the “Company”), John Gibbs (“Gibbs”), and John C. Power (“Power”).  (Gibbs and Power shall be referred to individually as an “Indemnitor” and collectively as (“Indemnitors”).

Recitals

A.

Concurrently herewith, the Indemnitors have acquired and purchased from Athena 100% of the issued and outstanding shares of common stock of Golden West Brewing Company, a California corporation (“Golden West”), formerly a wholly-owned subsidiary, for nominal consideration.

B.

As inducement to Indemnitors to purchase all issued and outstanding shares of Golden West, Athena has agreed to grant and issue to Indemnitors an aggregate of 2.5 million shares of common stock of Athena in consideration of Indemnitors agreeing to indemnify, defend and hold harmless Athena from any obligation or liability for the debts of Golden West, which are approximately $1.0 million.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

1.

Concurrently with the execution and delivery of this Agreement, Athena shall grant and issue to Indemnitors, as tenants in common, an aggregate of 2.5 million shares of Athena common stock (the “Athena Shares”).  The Athena Shares are and will be “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended; and the certificate evidencing such shares shall bear the customary restrictive legend under Rule 144.

2.

In consideration of the Athena Shares, Gibbs and Power, individually, jointly and severally, for themselves,  their successors and assigns, (“Indemnitors”) hereby agree to defend, indemnify and hold harmless Athena, together with its officers and directors (exclusive of Power), shareholders (exclusive of Gibbs and Power), subsidiaries,  agents, representatives, successors and assigns, (“Indemnitees”) from and against any and all claims, debts, liabilities, obligations and damages of whatsoever kind or description, known or unknown, direct or indirect, at law or in equity, whether now existing or arising in the future, including any and all judgments and/or awards to which they may become subject under any federal, state or local statute, rule regulation or order, or at common law or otherwise, arising out of or in connection with its former ownership and control of Golden West, or any act or omission related thereto,  and the Indemnitors further agree to defend, indemnify and hold harmless Indemnitees against any and all costs and expenses, including reasonable legal fees and costs incurred and related to the foregoing.

3.

Upon the occurrence of any event which would give rise to a claim by Indemnitees against, or to a rights of defense and indemnity against Indemnitor hereunder, or in the event that any suit, action, proceeding, investigation or claim is begun, made or instituted as a result of which Indemnitor may become obligated to Indemnitees hereunder, Indemnitees shall give written notice to Indemnitor of the occurrence of such event and shall identify Indemnitees’ choice of counsel to represent such  investigation, claim or proceedings, provided that the failure of Indemnitees to give notice  shall not affect the indemnification obligations of Indemnitor hereunder.  Indemnitees shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of Indemnitees’ choice (who shall be reasonably acceptable to Indemnitor). Indemnitor shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of their choice.  Indemnitees shall not pay, acknowledge, compromise or settle any such claim without the consent of Indemnitor, unless such payment, acknowledgment, compromise or settlement results in a full and complete release and discharge of Indemnitor from any liability.

4.

All expenses incurred by Indemnitees for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, Indemnitees shall forward to Indemnitor written notice of any sums due and owing by them pursuant to this Agreement and Indemnitor shall pay all of the sums due and owing to Indemnitees within ten days of such notice.

INDEMNITORS

_____/s/ John Gibbs__________

John Gibbs

____/s/ John C. Power________

John C. Power

INDEMNITEES

Athena Silver Corporation

By:___/s/ Brian Power_________

Brian Power